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                                                            Exhibit 1.A.3(c)(ii)



                              Commission Schedule



The selling agent may select one of two schedules for payment of commissions and/or service fees:

       1. a maximum of 12.5% of the Target Premium paid in the first Policy year, a maximum of 6.25% of the Target Premium paid in Policy years two through ten, and a maximum of 2.25% thereafter; with a maximum commission of 2% of each payment above the Target Premium paid in the first Policy year (1.8% thereafter); or

       2. a maximum of 8% of the Target Premium paid in the first Policy year, a maximum of 5.4% of the Target Premium paid in the second through tenth Policy years, and a maximum of .75% thereafter; and, beginning in the second Policy year, a maximum of .11% of the Policy's cash value; with a maximum commission of
 .75% of each payment above the Target Premium paid in the first Policy year (.60% thereafter).

Agents who meet certain NELICO productivity and persistency standards may be eligible for additional compensation. Agents may receive a portion of the general agent's expense reimbursement allowance.

New England Securities may enter into selling agreements with other broker-dealers registered under the Securities Exchange Act of 1934 whose representatives are authorized by applicable law to sell variable life insurance policies. Under the selling agreements, commissions paid to the broker-dealer on behalf of the registered representative will not exceed those described above (except for a maximum possible 7% of the Target Premium and 2.5% of each payment above the Target Premium paid in the second through tenth Policy years under the first schedule, and a possible maximum of 6% of the Target Premium and .85% of each payment above the Target Premium paid in those Policy years under the second schedule). Certain broker-dealers may be paid an additional bonus after the first Policy year on behalf of certain registered representatives, which may be up to the amount of the basic compensation for the particular Policy year. Commissions are paid through the registered broker-dealer, which may also be paid additional compensation and/or be reimbursed for portions of Policy sales expenses. The registered representative may receive a portion of the expense reimbursement allowance paid to the broker-dealer.